Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed with the Securities and Exchange Commission of our report dated March 16, 2009 with respect to the consolidated financial statements of First Defiance Financial Corp. and the effectiveness of internal control over financial reporting, which report is included in the Annual Report on Form 10-K for First Defiance Financial Corp. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Crowe Horwath LLP

Cleveland, Ohio

November 9, 2009